Exhibit 10.51

KAYAK SOFTWARE CORPORATION 2005 EQUITY INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT made this 11th day of February, 2010, by and between Kayak Software Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below, residing at the address there set out (the “Employee”).

WITNESSETH THAT:

WHEREAS, the Employee’s association with the Company or an Affiliate is considered by the Company to be important for the growth of it and its Affiliates; and

WHEREAS, the Company desires to grant to the Employee shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), according to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby mutually covenant and agree as follows:

1.	Issuance of Common Stock.

1.1. The Company hereby grants to the Employee an aggregate of nine thousand nine hundred seventy nine (9,979) shares of Common Stock in consideration of his performance of past services and on the terms and conditions of this Agreement and all other applicable terms and conditions of the Plan. For purposes of this Agreement, the term “Acquired Shares” means all of such shares of Common Stock, together with any shares of stock or other securities issued in respect of or in replacement for such shares of Common Stock as a result of a corporate or other action such as a stock dividend, stock split, merger, consolidation, reorganization or recapitalization.

1.2. Upon receipt by the Company of a copy of this Agreement duly executed and completed by the Employee, the Company shall issue in the name of the Employee duly executed certificates evidencing the Acquired Shares endorsed with the legend set forth in Section 8.3 hereof. Certificates evidencing Restricted Shares (as defined below) shall be held in escrow by the Company as hereinafter provided.

2.	Vesting and Forfeiture of Acquired Shares.

2.1. As of the date of this Agreement, none of the Acquired Shares shall be subject to the risk of forfeiture in accordance with Section 2.2 hereof (the Acquired Shares, while and to the extent so subject to the risk of forfeiture pursuant to Section 2.2 hereof, are hereafter referred to as “Restricted Shares”). Restricted Shares shall vest and no longer be subject to the risk of forfeiture under Section 2.2 hereof in accordance with the provisions of Schedule A attached hereto. Restricted Shares which have vested in accordance with the provisions of Schedule A attached hereto are herein referred to as “Vested Shares”. Unless otherwise expressly provided on such Schedule A, no Restricted Shares shall become Vested Shares following the date (the Employee’s “Termination Date”), of the voluntary or involuntary termination of the Employee’s employment or other association with the Company and its Affiliates, for any or no reason whatsoever, including death or disability and an entity ceasing to be an Affiliate of the Company; provided, however, that military or sick leave shall not be deemed a termination of employment or other association, if it does not exceed the longer of ninety (90) days or the period during which the Employee’s reemployment rights, if any, are guaranteed by statute or by contract. Any determination by the Committee as to the date of the Employee’s Termination Date shall be final and binding on the parties.

2.2. As of the Employee’s Termination Date, all of the then Restricted Shares shall be forfeited by the Employee or any permitted transferee. As of the Employee’s Termination Date, and without requirement of notice or other action, the Company shall become the legal and beneficial owner of the then Restricted Shares and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name such Restricted Shares for no consideration whatsoever.

3.	Stockholders Agreement; Consent of Spouse; Restrictions on Transfer.

As a condition to the Company’s grant hereunder of the Acquired Shares to the Employee, (a) the Employee shall, if so requested by the Company, execute and deliver to the Company the Stockholders Agreement, and become a “Holder” party thereto, and (b) if and to the extent required by the Committee, each and any person who is a spouse of the Employee at any time on or after the date hereof (including any person who becomes a spouse after the date hereof) shall execute and deliver to the Company the Consent of Spouse attached hereto as Exhibit A. The Employee shall have none of the rights of a stockholder with respect to the Acquired Shares until the Stockholders Agreement has been executed and delivered to the Company by the Employee. Notwithstanding the foregoing, to the extent the Acquired Shares have become readily tradable on a nationally recognized exchange or market, then the foregoing provisions of clause (a) of this Section 3 shall not apply. Notwithstanding any provision to the contrary herein or in the Stockholders Agreement, Restricted Shares may not be transferred by the Employee; and no Vested Shares may be transferred unless the transferee agrees in writing with the Company to be bound by the terms hereof.

4.	Repurchase of Vested Shares.

If the Employee incurs a termination of employment or other association with the Company and its Affiliates, all or any portion of the Vested Shares, to the extent held by the Employee or any transferee at the time of such termination, may be purchased by the Company, at its option, within ninety (90) days after such termination. If such termination is due to death or Disability or is by the Company other than for Cause or by the Employee for Good Reason, then the amount in cash to be paid for the repurchase of such Vested Shares shall be equal to the Market Value as of the date of such termination multiplied by the number of such Vested Shares. If such termination is by the Company for Cause or by the Employee for any reason other than death, Disability or Good Reason, the amount in cash to be paid for the repurchase of such Vested Shares shall be equal to the aggregate purchase price paid for such Vested Shares, provided, however, if the grant of the Acquired Shares was made without requiring the Employee to pay a purchase price in connection therewith, then no cash shall be paid for the repurchase of such Vested Shares and, instead, the Vested Shares shall be forfeited by the Employee or any permitted transferee. Notwithstanding the foregoing, the Company’s purchase right set forth in this Section 4 shall lapse to the extent the Acquired Shares become readily tradable on a nationally recognized exchange or market.

5.	Escrow of Shares.

5.1. All Restricted Shares granted pursuant to this Agreement shall be held in escrow by the Company, as escrow holder (“Escrow Holder”), together with a stock power executed in blank by the Employee, until such Restricted Shares shall either (a) have been forfeited to the Company at the Employee’s Termination Date in accordance with Section 2.2 hereof or (b) have become Vested Shares and the Employee shall have satisfied the requirements of Section 6.1 hereof (relating to tax withholdings) with respect to any taxable income attributable to such Restricted Shares.

5.2. Upon the forfeiture of any Restricted Shares to the Company in accordance with Section 2.2 hereof, the Company shall have the right, as Escrow Holder, to take all steps necessary to accomplish the transfer of such Restricted Shares to it, including but not limited to presentment of certificates representing such Restricted Shares, together with a stock power executed by or in the name of the Employee appropriately completed by the Escrow Holder, to the Company’s transfer agent with irrevocable instructions to register transfer of such Restricted Shares into the name of the Company. The Employee hereby appoints the Company, in its capacity as Escrow Holder, as his irrevocable attorney-in-fact to execute in his name, acknowledge and deliver all stock powers and other instruments as may be necessary or desirable with respect to the Restricted Shares.

5.3. When any portion of the Restricted Shares have become Vested Shares, upon the Employee’s request, the Company, as Escrow Holder, shall promptly cause a new certificate to be issued for such Vested Shares and shall deliver such certificate to the Employee subject, however, to the Employee’s satisfaction of the requirements of Section 6.1 hereof (relating to tax withholdings).

5.4. Subject to the terms hereof, the Employee shall have all the rights of a stockholder with respect to all Restricted Shares while they are held in escrow, including without limitation, the right to receive any dividends declared thereon. If, from time to time during the term of the escrow, there occurs any corporate or other action giving rise to substituted or additional securities by reason of ownership of Restricted Shares, such substituted or additional securities, with the legend required by Section 8.3 hereof if applicable, shall be immediately subject to this escrow and deposited with the Escrow Holder.

6.	Tax Consequences.

6.1. It is understood by the Company and the Employee that the issuance of the Acquired Shares hereunder may be deemed compensatory in purpose and in effect and that as a result the Company or an Affiliate may be obligated to pay withholding taxes in respect of such Acquired Shares at the time the Employee becomes subject to income taxation as a result of the receipt or vesting of the Acquired Shares hereunder. In the event that at the time the above-said withholding tax obligations arise (a) the Employee is no longer in the employ of the Company or an Affiliate or (b) the Employee’s other cash compensation from the Company and its Affiliates is not sufficient to meet the aforesaid withholding tax obligation, the Employee hereby agrees to provide the Company or its Affiliate with an amount sufficient to pay all withholding taxes required to be paid as and when such taxes become payable. The Employee agrees that in the event and to the extent the Company and its Affiliates determine that they are not obligated to withhold taxes payable by the Employee with respect to the Acquired Shares but the Company or any Affiliate is later held liable due to any non-payment of taxes on the part of the Employee, the Employee shall indemnify and hold the Company and its Affiliates harmless from the amount of any payment made by them in respect of such liability.

6.2. The Employee hereby agrees to deliver to the Company (and his employing Affiliate, if applicable) a signed copy of any instrument, letter or other document he may execute and file with the Internal Revenue Service evidencing his election under Section 83(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), to treat his receipt of the Acquired Shares as includible in his gross income in the year of receipt. The Employee shall deliver the said copy of any such instrument of election within five (5) days after the date on which any such election is required to be made in accordance with the appropriate provisions of the Code or applicable Regulations thereunder.

7.	Compliance with Law.

7.1. The Employee represents and warrants (and each permitted transferee under the Stockholders Agreement shall, as a condition of transfer, represent and warrant) that he is acquiring the Acquired Shares of his own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such Acquired Shares.

7.2. The Employee acknowledges and agrees (and each permitted transferee under the Stockholders Agreement shall, as a condition of transfer, acknowledge and agree) that neither the Company nor any agent of the Company shall be under any obligation to recognize any transfer of any of the Acquired Shares if, in the opinion of counsel for the Company, such transfer would result in violation by the Company of any federal or state law with respect to the offering, issuance or sale of securities.

8.	General Provisions.

8.1. This Agreement shall be governed and enforced in accordance with the terms of the Plan and the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof, and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

8.2. This Agreement and the applicable terms of the Plan embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof, supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way and may only be modified or amended in writing signed by the Company and the Employee.

8.3. The certificates representing the Restricted Shares shall be endorsed with the following legend:

The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions of the Kayak Software Corporation 2005 Equity Incentive Plan and a Restricted Stock Grant Agreement entered into by the registered owner and Kayak Software Corporation. Copies of such Plan and Agreement are on file in the offices of Kayak Software Corporation.

8.4. The rights and obligations of each party under this Agreement shall inure to the benefit of and be binding upon such party’s heirs, legal representatives, successors and permitted assigns. The rights and obligations of the Company under this Agreement shall be assignable by the Company to any one or more persons or entities without the consent of the Employee or any other person. The rights and obligations of any person other than the Company under this Agreement may only be assigned with the prior written consent of the Company.

8.5. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

8.6. If any provision of this Agreement shall be held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other severable provisions of this Agreement.

8.7. The headings in this Agreement are for convenience of identification only, do not constitute a part hereof, and shall not affect the meaning or construction hereof.

8.8. The Employee agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

8.9. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in the county in which the Company’s offices in the Commonwealth of Massachusetts is located, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. Each party hereto, in addition to being entitled to exercise all rights granted by law including recovery of damages (but subject to the remainder of this subsection), will be entitled to specific performance of such party’s rights under this Agreement. The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES. Nothing contained in this Section 8.9 shall be construed to limit or otherwise interfere in any respect with the authorities granted the Committee under the Plan, including without limitation, its sole and exclusive discretion to interpret the Plan and all awards granted thereunder (including pursuant to this Agreement).

8.10. Nothing contained in this Agreement shall confer upon the Employee any right with respect to the continuation of his or her employment or other association with the Company or any Affiliate, or interfere in any way with the right of the Company and its Affiliates, subject to the terms of the Employee’s separate employment or consulting agreement, if any, or provision of law or the Company’s articles of incorporation or by-laws to the contrary, at any time to terminate such employment or consulting agreement or otherwise modify the terms and conditions of the Employee’s employment or association with the Company or any of its Affiliates.

8.11. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

8.12. All capitalized terms used but not defined herein shall have the respective meaning given such terms in the Plan.

8.13. Where the context requires, pronouns and modifiers in the masculine, feminine or neuter gender shall be deemed to refer to or include the other genders.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, effective as of the date first above written.

Company:

KAYAK SOFTWARE CORPORATION

By:	/s/ D. Stephen Hafner
Name: /s/ D. Stephen Hafner
Title: Chief Executive Officer

Employee:

/s/ Daniel Stephen Hafner
Name: Daniel Stephen Hafner
Address:

Schedule A

Daniel Stephen Hafner

(Employee Name)

February 11, 2010

(Date of Agreement)

9,979

(Number of Acquired Shares)

This Schedule A provides for the vesting of the Acquired Shares granted to the Employee in the Restricted Stock Grant Agreement (the “Agreement”) to which it is attached.

1. As of the date of this Agreement, all of the Acquired Shares shall be Vested Shares in accordance with Section 2.1 and 2.2 hereof.

Exhibit A

Consent of Spouse

(FOR RESIDENTS OF COMMUNITY PROPERTY STATES ONLY)

            , 20

My name is                              and I am the spouse of Daniel Stephen Hafner (the “Recipient”), the recipient of a grant of the Acquired Shares (as defined in the Agreement (as defined below)), which Acquired Shares were granted pursuant to the Kayak Software Corporation 2005 Equity Incentive Plan (the “Plan”).

I have read and understand the attached Restricted Stock Grant Agreement (the “Agreement”).

I understand that, because I am a resident of the State of                              (the “State”), the community property laws of the State may provide me with certain rights or interests in the Acquired Shares (including the Restricted Shares (as defined in the Agreement)). After having considered the terms of the Agreement and my rights and interests under the community property laws of the State and for good and valuable consideration, receipt of which is hereby acknowledged:

1.	I hereby consent and agree to each and every term and condition set forth in the Agreement.

2.	I hereby understand and agree that the Recipient may join in any future modification or amendment of the Agreement without any further signature, acknowledgment, agreement or consent on my part.

3.	I understand that any interest that the Recipient has in the Acquired Shares (including the Restricted Shares) is subject to the terms of the Agreement and the Plan.

4.	I understand that, by agreeing to the terms of the Agreement and by executing this Consent of Spouse, I may be waiving certain of my rights and interests under the community property laws of the State.

IN WITNESS WHEREOF, the undersigned has executed this Consent of Spouse, effective as of the date first above written.

Name: